Exhibit 4.1

AMENDMENT NO. 3

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 3 TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of March 7, 2008, between LTX Corporation, a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A., successor rights agent to BankBoston, N.A., as Rights Agent (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of April 30, 1999, as amended, between the parties hereto (“the Rights Agreement”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement to modify the definition of Exempted Person to exclude a certain stockholder in the Company from the definition of Acquiring Person in specified circumstances; and

WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 1(ff) of the Rights Agreement is hereby amended to read in its entirety

(ff) “Exempted Person” shall mean:

(i) State of Wisconsin Investment Board together with all of its Affiliates and Associates (“SWIB”) which as of the date of this Amendment reported that it is the Beneficial Owner of more than 15% of the Company’s Common Stock then outstanding, unless and until the earlier such time as SWIB, directly or indirectly, becomes the Beneficial Owner of (x) more than 18% of the Common Stock then outstanding (other than under circumstances described in the second sentence of Section 1(a) hereof (replacing for purposes of this clause (x) all references in Section 1(a) to 15% with 18%)) or (y) less than 15% of the Common Stock then outstanding, in either of which event SWIB immediately shall cease to be an Exempted Person;

2.	Section 21 of the Rights Agreement is hereby amended to insert the following sentence after the existing first sentence:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

Exhibit 4.1

3.	Section 26 of the Rights Agreement is hereby amended to delete the Rights Agent address information in its entirety and replace it with the following:

“Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attn: Client Services”

4.	The Rights Agreement is hereby amended to insert the following new Section 35 at the end thereof:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

5.	Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

6.	This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signatures on Following Page]

Exhibit 4.1

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

LTX CORPORATION

By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Managing Director

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